EXHIBIT 3(i)
                             -----------


    Set forth below are the restated Articles of Incorporation of Santa Fe Financial Corporation which reflect the Amendment approved by the shareholders of the Company on August 12, 1997, which was filed with the Nevada Secretary of State on December 4, 1997.




                           ARTICLES OF INCORPORATION
                                     OF
                         SANTA FE FINANCIAL CORPORATION


     FIRST:  The name of the corporation is Santa Fe Financial Corporation.

     SECOND: (a) The specific business in which the corporation is primarily to engage is the leasing of vehicles and other equipment.

             (b)  Other purposes for which the corporation is formed are:

      To purchase, to receive by way of gift, subscribe for, invest in, and in all other ways acquire, import, lease, possess, maintain, handle on consignment, own, hold for investment or otherwise, use, enjoy, exercise, operate, manage, conduct, perform, make, borrow, guarantee, contract in respect of, trade and deal in, sell, exchange, let, lend, export, mortgage, pledge, deed in trust, hypothecate, encumber, transfer, assign and in all other ways dispose of, design, develop, invent, improve, equip, repair, alter, fabricate, assemble, build, construct, operate, manufacture, plant, cultivate, produce, market, and in all other ways (whether like or unlike any of the foregoing), deal in and with property of every kind and character, real, person or mixed, tangible or intangible, wherever situate and however held, including, but not limited to, money, credits, choses in action, securities, stocks, bonds, warrants, script, certificates, debentures, mortgages, notes, commercial paper and other obligations and evidences of interest in or indebtedness of any person, firm or corporation, foreign or domestic, or of any government or subdivision or agency thereof, and any interest in or part of any of the foregoing, and to exercise in respect thereof all of the rights, powers, privileges, and immunities of individual owners or holders thereof;

             (c) To engage in any business, related or unrelated to those described in clauses (a) and (b) of this Article SECOND, from time to time authorized or approved by the Board of Directors of this corporation or carry on any other trade or business which can, in the opinion of the Board of Directors of the Company, be advantageously carried on in connection with or auxiliary to those described in clauses (a) and (b) of this Article SECOND, and to do all such things as are incidental or conducive to the attainment of the above subject, or any of them.

             (d) To become a member of any partnership or joint ventures and to enter into any lawful arrangements for sharing profits and/or losses in any transaction or transactions, and to promote and organize other corporations.

             (e)  To guarantee the contracts of customers and others;

             (f)  To do business anywhere in the world;
             (g) To have and exercise all rights and powers from time to time granted to a corporation by law.

     The foregoing shall be construed as objects and powers and the enumeration thereof shall not be held to limit or restrict in any manner the powers now or hereafter conferred on this corporation by the laws of the State of Nevada.

     The objects, purposes and powers specified herein shall, except as otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other clause or paragraph of these articles. The objects, purposes and powers specified in each of the clauses or paragraphs of these Articles of Incorporation shall be regarded as independent objects, purposes or powers.

     The corporation may in its Bylaws confer powers, not in conflict with law, upon its Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon them by statute.

     THIRD:      The principal office for the transaction of the business of the corporation is located at 2251 San Diego Avenue, Suite A-151, San Diego, County of San Diego, State of California.

     The corporation shall have perpetual existence.

     FOURTH: (a) The number of Directors of the corporation is three (3).
             (b) The names and addresses of the Incorporators and the persons who are appointed as first Directors are:

                (Omitted)

             (c) The number of Directors of the corporation set forth in clause (a) of this Article FOURTH shall constitute the authorized number of Directors until changed by an amendment of these Articles of Incorporation or by a bylaw duly adopted by the vote or written consent of the holders of a majority of the then outstanding shares of stock of the corporation.

     FIFTH: This corporation is authorized to issue 3,000,000 shares which shall be divided into two classes designated "Common Stock, $.10 par value" (the "Common Stock"), consisting of 2,000,000 shares, and "Preferred Stock, $.10 par value," (the "Preferred Stock"), consisting of 1,000,000 shares.

     Subject to all applicable provisions of law, each holder of any shares of Common Stock shall be entitled to one vote for each such share so held for all purposes. Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors, out of funds legally available therefor. On liquidation, dissolution or winding up of this corporation, the holders of Common Stock are entitled (subject to the rights, as designated by the Board of Directors, of any Preferred Stock which may be issued in the future) to receive pro rata the net assets of this corporation remaining after the payment of all creditors and liquidation preferences, if any. There are no preemptive rights to acquire unissued shares, treasury shares, or securities convertible into such shares.

     A consolidation or merger of this corporation into any other corporation or corporations shall not be deemed a dissolution, liquidation or winding up within the meaning of any of the foregoing provisions.

     The Board of Directors shall have authority, from time to time, by resolution or resolutions, to provide, out of the authorized and
unissued       shares of Preferred Stock, for series of Preferred Stock.
Before any such series is issued, the Board of Directors shall fix, by resolution or resolutions, the number of shares, the designations, voting powers, preferences and relative, participating, conversion, optional or other special rights, and the qualifications, limitations and restrictions thereof, in respect of each series of Preferred Stock.

     Subject to the protective conditions and restriction of any outstanding Preferred Stock, any amendment to this Article of Incorporation which increases or decreases the authorized capital stock of any class or classes may be adopted by the affirmative vote or written consent of the holders of a majority of the outstanding shares of the voting stock of this corporation.

     IN WITNESS WHEREOF, for the purpose of amending the Articles of Incorporation under the laws of the State of Nevada, we, the undersigned, President, Secretary and Directors of this corporation, authorize the filing of these amended Articles, effective this twenty-eighth day of October 1997.


                                     /s/ John V. Winfield
                                     -----------------------------
                                     John V. Winfield, President,
                                     Chairman of the Board and
                                     Chief Executive Officer


                                      /s/ L. Scott Shields
                                      ------------------------------
                                       L. Scott Shields, Secretary


                                       /s/ William J Nance
                                       -------------------------------
                                       William J. Nance, Director


                                       /s/ Janice Braly-Nelsen
                                       --------------------------------
                                       Janice Braly-Nelsen, Director